Exhibit 23.1

Consent of Independent Registered Public Accountant

The Board of Directors

Horace Mann Educators Corporation:

We consent to the use of our report dated February 28, 2011, with respect to the consolidated balance sheets of Horace Mann Educators Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Horace Mann Educators Corporation, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

Our report contains an explanatory paragraph that states the Company changed its method of accounting for other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments-Debt and Equity Securities), as of April 1, 2009.

(Signed) KPMG LLP

Chicago, Illinois

January 5, 2012